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                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 23, 2004, relating to the financial statements and financial highlights which appears in the November 30, 2003 Annual Report to Shareholders of Lebenthal Funds, Inc. (consisting of the Lebenthal New York Municipal Bond Fund, the Lebenthal New Jersey Municipal Bond Fund and the Lebenthal Taxable Municipal Bond Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", and "Counsel and Auditors" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

New York, New York
March 25, 2004